Exhibit (a)(1)(I)

Intranet Communications and Newsletter Announcements

Initial Postings on Intranet and announcements in newsletter

Intranet Page Header: Option Exchange Program

Announcement Subj. Line: Option Exchange Offer is Underway

Theravance Biopharma is offering eligible employees a one-time opportunity to voluntarily exchange certain options for half the number of restricted share units, subject to a new vesting schedule.  This offer is scheduled to expire on September 25, 2015, at 9:00 p.m. Pacific Time.  For more information, view Rick E Winningham’s launch announcement [insert link] and attend an upcoming employee meeting [insert link to meeting schedule].

You can access all relevant information regarding the offer and make your elections at www.corp-action.net/TheravanceBiopharmaOptionExchange.

Posting on intranet home page:

Attend an employee meeting to learn more about Theravance Biopharma’s Option Exchange offer [insert link to intranet posting] before the opportunity to participate expires on September 25, 2015.

Final Reminders on Intranet and newsletter

Announcement Subj. Line: Option Exchange Offer Expires September 25, 2015 at 9:00 p.m. Pacific Time

The deadline for participation in Theravance Biopharma’s Option Exchange offer is approaching.  Eligible employees have a one-time opportunity to voluntarily exchange certain underwater options for a lesser number of restricted share units, subject to a new vesting schedule.  This offer is scheduled to expire on September 25, 2015 at 9:00 p.m. Pacific Time.

You can access all relevant information regarding the offer and make your elections at www.corp-action.net/TheravanceBiopharmaOptionExchange.

Posting on intranet home page:

Act now: Theravance Biopharma’s Option Exchange offer www.corp-action.net/TheravanceBiopharmaOptionExchange expires on September 25, 2015 at 9:00 p.m. Pacific Time.